McGladrey & Pullen
Certified Public Accountants





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement on Form SB-2 of iSECUREtrac Corp. and Subsidiaries of our report dated January 28, 2005, except for (D) and
(E) in Note 5 to which the date is February 28, 2005 relating to our audit of the consolidated financial statements as December 31, 2004 and 2003, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under caption "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Kansas City, Missouri
November 23, 2005



McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.